Susan E. Alderton
                                                        Chief Financial Officer
                                                                 (281) 423-3332



                                                                  EXHIBIT 99.2






FOR IMMEDIATE RELEASE


           NL Industries, Inc. Announces New Share Repurchase Program


HOUSTON, TEXAS - July 18, 2000 - NL Industries, Inc. (NYSE:NL) recently completed its previously authorized share repurchase program of 1.5 million shares of its common stock and today announced that its Board of Directors has authorized the repurchase of up to an additional 1.5 million shares of its common stock in open market transactions, including block purchases, or in privately negotiated transactions. The shares to be repurchased represent approximately 3% of the Company's 50.4 million shares outstanding. The stock may be purchased from time to time as the Company's financial condition and market conditions permit.

The share repurchase program does not include specific price targets or timetables and may be suspended at any time. Depending on financial and market conditions, the program could be terminated prior to completion. NL will use its cash on hand to acquire the shares. Repurchased shares will be added to NL's treasury, and could be used for employee benefit plans, future acquisitions or other corporate purposes.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.


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